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                                                                        EX-99.B1

                                                                       EXHIBIT 1



                      THE FINANCE COMPANY OF PENNSYLVANIA

                      ARTICLES OF INCORPORATION AS AMENDED

                      DECEMBER 29, 1961 AND APRIL 21, 1964

                                    CHARTER


1.       The name of the corporation is THE FINANCE COMPANY OF PENNSYLVANIA

2. The location and post office address of the corporation's current registered office is Finance Building, South Penn Square, Philadelphia, Pennsylvania.

3. The purpose or purposes of the corporation are: to own, purchase and sell securities of business enterprises of any nature whatsoever; to own, hold, use, purchase and sell real and personal property of any nature whatsoever as principal and not as agent; and to carry on the business of an open-end investment company, as defined under the provisions of the Pennsylvania Business Corporation Law.

4.       The term of its existence is perpetual.

5. The aggregate number of shares which the corporation shall have authority to issue is 232,000 and the par value of such shares shall be $10. All such shares are of one class and are designated as "Common Stock". Subject to the limitations contained in the Pennsylvania Business Corporation Law, the corporation may, by resolution of its Board of Directors, purchase or redeem its own shares, if offered for repurchase or redemption, for such consideration and upon such other terms and conditions as may be fixed from time to time by the Board of Directors. The Board of Directors shall have authority, without action or consent of
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         the shareholders, subject to applicable provisions of law, the
         Articles of Incorporation as amended, and the by-laws, from time to time to issue or re-issue Common Stock of the corporation or any part thereof, for such consideration and upon such other terms and conditions as may be fixed from time to time by the Board of Directors.

6. Subject to the provisions of the Pennsylvania Business Corporation law, the corporation may issue stock, option rights, or securities having conversion or option rights, without first offering them to stockholders of any class or classes; provided that the corporation shall not issue for cash any Common Stock, option rights to purchase Common Stock for cash, or securities convertible into Common Stock, without first offering the same to the holders of the Common Stock then outstanding.

7. The authority to make, alter, amend and repeal by-laws of the corporation, including provisions for the classification of the directors of the corporation in respect to the time for which they shall severally hold office, all in accordance with the Pennsylvania Business Corporation Law, shall be vested in the Board of Directors, subject always to the power of the stockholders to change such action.